Exhibit 4.17
DESCRIPTION OF SECURITIES
V.F. Corporation (“VF,” the “Company,” “we,” “us,” or “our”) has five classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). VF’s common stock is registered under Section 12(b) of the Exchange Act and is listed on the New York Stock Exchange under the symbol “VFC”. VF’s (i) 4.125% Senior Notes due 2026, (ii) 0.250% Senior Notes due 2028, (iii) 4.250% Senior Notes due 2029 and (iv) 0.625% Senior Notes due 2032 are also registered under Section 12(b) of the Exchange Act and are listed on the New York Stock Exchange under the symbols “VFC26,” “VFC28,” “VFC29” and “VFC32,” respectively.

Capital Stock
The following description of our capital stock is based upon our articles of incorporation, which were restated as of October 21, 2013 (the “Articles of Incorporation”), our amended and restated by-laws, which were amended as of January 24, 2023 (the “By-laws”), and applicable provisions of law. We have summarized certain portions of the Articles of Incorporation and By-laws below. The summary is not complete. The Articles of Incorporation and By-laws are filed as exhibits to our most recent Annual Report on Form 10-K and are incorporated by reference herein. Holders should read the Articles of Incorporation and By-laws for the provisions that are important to them.
Certain provisions of the Pennsylvania Business Corporation Law, as amended (the “BCL”), the Articles of Incorporation and By-laws could have the effect of delaying, deferring or preventing a tender offer, change in control or the removal of existing management that a shareholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares.
Authorized Capital Stock
Our Articles of Incorporation authorize us to issue 1,200,000,000 shares of common stock, without par value, and 25,000,000 shares of preferred stock, par value $1.00 per share.
Common Stock
As of March 29, 2025, there were 389,695,199 shares of common stock issued and outstanding, which were held of record by 2,460 shareholders. The holders of common stock are entitled to one vote per share (which is non-cumulative) on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of VF, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable. The common stock is listed on the New York Stock Exchange. The transfer agent and registrar for the common stock is Computershare Trust Company, N.A., P.O. Box 43126, Providence, Rhode Island 02940.
Preferred Stock
Under the Articles of Incorporation, the board of directors is authorized to provide for the issuance of up to 25,000,000 shares of preferred stock, par value $1.00 per share, in one or more series, with such voting powers, full or limited and the number of votes per share, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be established in or pursuant to the resolution or resolutions providing for the issuance thereof to be adopted by the board of directors. Prior to the issuance of each series of preferred stock, the board of directors will adopt resolutions creating and designating such series as a series of preferred stock. As of March 29, 2025, there were no shares of preferred stock outstanding.
Certain Provisions of the Articles of Incorporation, the By-laws and Pennsylvania Law
Advance Notice and Proxy Access Provisions
Notices of shareholder proposals and nominations for election of directors at the Company’s annual meeting of shareholders may be made by any shareholder entitled to vote only if written notice is given by the shareholder and received by the Secretary of the Company not more than 150 days and not less than 120 days before the anniversary of the date the Company mailed its proxy materials for the prior year’s annual meeting of shareholders.
Our By-laws contain proxy access provisions that permit a shareholder, or a group of up to 20 shareholders, owning 3% or more of the outstanding shares of the Company’s common stock continuously for at least three years, to nominate and include in the Company’s annual meeting proxy materials director nominees constituting up to the greater of two nominees or 25% of the board or directors, subject to certain limitations and provided that the requirements set forth in the By-Laws are satisfied. Proper notice of a proxy access nomination must be received by the Secretary of the Company no earlier than 150 days and no later than 120 days before the anniversary of the date the Company mailed its proxy materials for the prior year’s annual meeting of shareholders.

Supermajority Voting Provisions
Certain provisions of our Articles of Incorporation and By-laws require a greater percentage shareholders’ vote than a majority of the shares cast at a meeting at which a quorum of shareholders is present. For example, removal of directors requires approval by 80% of the votes that all shareholders would be entitled to cast at any election of directors. Our By-laws and Articles of Incorporation may only be amended, altered, repealed or new By-laws or Articles adopted upon approval by at least 80% of the votes entitled to be cast by shareholders, unless the change was proposed by a majority of the “disinterested directors” (as defined in the By-laws), in which case only a majority approval vote is required, or unless the change was approved by a majority vote of the disinterested directors.
Certain Anti-Takeover Effects of Pennsylvania Law
We are subject to Subchapter F of Chapter 25 of the BCL. Subchapter F applies to a transaction between a publicly traded corporation and an interested shareholder (defined generally to be any beneficial owner of 20% or more of the corporation’s voting stock). Subchapter F prohibits such a corporation from engaging in a “business combination” (as defined in the BCL) with an interested shareholder unless (i) the board of directors of such corporation gives approval to the proposed transaction or gives approval to the interested shareholder’s acquisition of 20% of the shares entitled to vote in an election of directors of such corporation, in either case prior to the date on which the shareholder first becomes an interested shareholder (the “Share Acquisition Date”); (ii) the interested shareholder owns at least 80% of the stock of such corporation entitled to vote in an election of directors of such corporation, and no earlier than three months after such interested shareholder reaches such 80% level, the majority of the remaining shareholders approve the proposed transaction, shareholders receive a minimum “fair price” for their shares (as set forth in the BCL) in the transaction and the other conditions of Subchapter F are met; (iii) holders of all outstanding shares of common stock of the corporation approve the transaction; (iv) no earlier than five years after the Share Acquisition Date, a majority of the holders of the remaining shares entitled to vote in an election of directors approve the transaction; or (v) no earlier than five years after the Share Acquisition Date, a majority of all holders of the shares of the corporation approve the transaction, all shareholders receive a minimum “fair price” for their shares (as set forth in the BCL) and the other conditions of Subchapter F are met.
Under certain circumstances, Subchapter F of the BCL makes it more difficult for an interested shareholder to effect various business combinations with a corporation by imposing additional time delays and higher voting requirements with respect to such transactions. The provisions of Subchapter F should encourage persons interested in acquiring us to negotiate in advance with our board of directors, since the five-year delay and higher shareholder voting requirements would not apply if such person, prior to acquiring 20% of our voting shares, obtained the approval of our board for such acquisition or for the proposed business combination transaction.
Subchapter F of the BCL will not prevent a hostile takeover of VF. It may, however, make more difficult or discourage a takeover of VF or the acquisition of control of VF by a significant shareholder and thus the removal of incumbent management. Some shareholders may find this disadvantageous in that they may not be afforded the opportunity to participate in takeovers that are not approved as required by Subchapter F but in which shareholders might receive, for at least some of their shares, a substantial premium above the market price at the time of a tender offer or other acquisition transaction.
We are also subject to Section 2538 of Subchapter D of Chapter 25 of the BCL and Subchapter E of Chapter 25 of the BCL. Section 2538 requires the approval of a majority of the disinterested shareholders with respect to certain transactions between an “interested shareholder” (as defined in Section 2538) and a publicly traded corporation unless certain procedural requirements are satisfied. Subchapter E of Chapter 25 of the BCL requires a “controlling person,” defined generally as a person who acquires 20% or more of the voting shares of a publicly traded corporation, to offer to purchase the shares of all other shareholders at “fair value” (determined as provided in Subchapter E). Fair value for this purpose is defined as a value not less than the highest price paid per share by the controlling person during the 90-day period ending on and including the date the controlling person acquired 20% or more of the voting shares of the corporation, plus any control premium that is not already reflected in such price.
Subchapter G of Chapter 25 of the BCL also contains certain provisions applicable to a publicly traded corporation pursuant to which, under certain circumstances, “control shares” (as defined in the BCL) lose voting rights until restored by a vote of a majority of disinterested shares and a majority of the outstanding shares. The corporation may redeem the control shares if the acquiring person does not request restoration of voting rights. Subchapter H of Chapter 25 of the BCL requires the disgorgement of profits realized from the disposition of certain stock occurring 18 months after a person or group becomes a “controlling person” or group (as defined in the BCL). Subchapter I of Chapter 25 of the BCL mandates severance compensation for eligible employees whose employment is terminated within a certain period following a restoration of voting rights to control shares under Subchapter G of Chapter 25. We have opted out of the provisions contained in Subchapters G, H and I of Chapter 25 of the BCL.
Notes
General
The following is a description of the material terms and conditions of our (i) 4.125% Senior Notes due 2026 (the “2026 Notes”), (ii) 0.250% Senior Notes due 2028 (the “2028 Notes”), (iii) 4.250% Senior Notes due 2029 (the “2029 Notes”) and (iv) 0.625% Senior Notes due 2032 (the “2032 Notes” and, collectively with the 2026 Notes, the 2028 Notes and the 2029 Notes, the “Notes”). Each series of Notes has been issued under an Indenture which we entered into with The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), on October 15, 2007 (the “Base Indenture”), as supplemented by the fourth supplemental indenture, in the case of the 2028 Notes and the 2032 Notes, which we entered into with the Trustee, as trustee, and The Bank of New York Mellon, London Branch, as paying agent on February 25, 2020 (the “Fourth Supplemental Indenture”), and as supplemented by the sixth supplemental indenture, in the case of the 2026 Notes and the 2029 Notes, which we entered into with the Trustee, as trustee, and The Bank of New York Mellon, London Branch, as paying agent on March 7, 2023 (the “Sixth Supplemental Indenture” and, together with the Fourth Supplemental Indenture, the “Supplemental Indentures” and, together with the Base Indenture, the “Indenture”), and are our unsecured obligations. As of March 29, 2025, there were $539.6 million aggregate principal amount of the 2026 Notes outstanding, $538.3 million aggregate principal amount of the 2028 Notes outstanding, $537.1 million aggregate principal amount of the 2029 Notes outstanding and $534.3 million aggregate principal amount of the 2032 Notes outstanding. Capitalized terms used but not defined in this section have the meanings assigned in the Base Indenture or the applicable Supplemental Indenture.
We have summarized certain portions of the Indenture below. The summary is not complete. The Base Indenture and the Supplemental Indentures are filed as exhibits to our most recent Annual Report on Form 10-K. Holders should read the Base Indenture and the Supplemental Indentures for the provisions that are important to them. The

Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended, and the laws of the State of New York. We have also included references in parentheses to certain sections of the Base Indenture. Because this section is a summary, it does not describe every aspect of each series of Notes. This summary is subject to and qualified in its entirety by reference to all the provisions of the Base Indenture, the Fourth Supplemental Indenture, and the Sixth Supplemental Indenture, including definitions of certain terms used in the Indenture.

Ranking
The Notes are not secured by any of our property or assets. Accordingly, holders are unsecured creditors of the Company. The Notes are not subordinated to any of the Company’s other debt obligations and therefore rank equally with all of the Company’s other unsecured and unsubordinated indebtedness.
The Notes effectively rank junior to any of our existing and future secured indebtedness to the extent of the assets securing such indebtedness, and are structurally subordinated to any existing or future indebtedness and liabilities of our subsidiaries, none of which guarantee the Notes. Indebtedness of our subsidiaries and obligations and liabilities of our subsidiaries are structurally senior to the Notes since, in the event of a bankruptcy, liquidation, dissolution, reorganization or other winding up, the assets of our subsidiaries will be available to pay the Notes only after the subsidiaries’ indebtedness and other obligations and liabilities are paid in full. If that happens, we may not have sufficient assets remaining to pay the amounts due on any or all of the applicable series of Notes then outstanding. The Indenture does not limit our ability or the ability of any of our subsidiaries to issue additional debt.
As of March 29, 2025, we had total outstanding indebtedness of $4.0 billion, and an additional $2.2 billion of unutilized capacity under our senior unsecured revolving line of credit, after giving effect to standby letters of credit of $0.6 million.
The Indenture does not limit the incurrence of indebtedness by the Company or any of its subsidiaries. The Company and its subsidiaries may be able to incur substantial amounts of additional indebtedness in certain circumstances. Such indebtedness may be senior indebtedness and, subject to certain limitations, may be secured. See “-Covenants-Restrictions on Mortgages and Other Liens” below. The Notes of each series are effectively subordinated to all of our existing and future secured debt and structurally subordinated to all existing and future liabilities of our subsidiaries. This may affect the ability of holders to receive payments on the applicable series of Notes.
Principal, Maturity and Interest
The Notes are our general, unsecured obligations. We issued each series of Notes in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. We limited the initial aggregate principal amount of the 2026 Notes to €500,000,000, the 2028 Notes to €500,000,000, the 2029 Notes to €500,000,000 and the 2032 Notes to €500,000,000. However, the Indenture does not limit the aggregate principal amount of Notes of each series that we may issue, and we may issue additional notes of each series in amounts that exceed the initial amount at any time having identical terms and conditions as the applicable series of Notes, other than the date of issuance and, under certain circumstances, the first interest payment date and the date from which interest thereon will begin to accrue, without holder consent and without notifying holders; provided, however, that, if such additional notes are not fungible with the applicable series of Notes for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers, ISINs and/or Common Codes from such series of Notes. Under the Indenture, the Notes of each series and any such additional notes we may issue will be treated as a single series for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. We also may, without the consent of the holders, issue other series of debt securities under the Indenture in the future on terms and conditions different from each series of the Notes.
The 2026 Notes will mature on March 7, 2026, the 2028 Notes will mature on February 25, 2028, the 2029 Notes will mature on March 7, 2029 and the 2032 Notes will mature on February 25, 2032, unless redeemed in whole or in part as described below under “-Optional Redemption.” The Notes of each series are not subject to any mandatory redemption or sinking fund payments.

We may at any time and from time to time acquire each series of Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.
The 2026 Notes bear interest at the rate of 4.125% per annum from March 7, 2023, payable annually in arrears on March 7 of each year, commencing March 7, 2024, to the persons in whose names the 2026 Notes are registered at the close of business on the business day next preceding the relevant interest payment date, or in the event the 2026 Notes cease to be held in the form of one or more global notes, at the close of business on the February 20 immediately prior to that interest payment date, whether or not a business day. The 2028 Notes bear interest at the rate of 0.250% per annum from February 25, 2020, payable annually in arrears on February 25 of each year, commencing February 25, 2021, to the persons in whose names the 2028 Notes are registered at the close of business on the business day next preceding the relevant interest payment date, or in the event the 2028 Notes cease to be held in the form of one or more global notes, at the close of business on the February 10 immediately prior to that interest payment date, whether or not a business day. The 2029 Notes bear interest at the rate of 4.250% per annum from March 7, 2023, payable annually in arrears on March 7 of each year, commencing March 7, 2024, to the persons in whose names the 2029 Notes are registered at the close of business on the business day next preceding the relevant interest payment date, or in the event the 2029 Notes cease to be held in the form of one or more global notes, at the close of business on the February 20 immediately prior to that interest payment date, whether or not a business day. The 2032 Notes bear interest at the rate of 0.625% per annum from February 25, 2020, payable annually in arrears on February 25 of each year, commencing February 25, 2021, to the persons in whose names the 2032 Notes are registered at the close of business on the business day next preceding the relevant interest payment date, or in the event the 2032 Notes cease to be held in the form of one or more global notes, at the close of business on the February 10 immediately prior to that interest payment date, whether or not a business day. Interest on each series of Notes is computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the applicable series of Notes, to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.
We pay the principal of and interest on each Note of each series to the registered holder in euros in immediately available funds. Notwithstanding anything to the contrary in this summary, so long as the Notes of each series are in book-entry form, we will make payments of principal and interest through the paying agent.
Issuance in Euro; Payments on the Notes
Initial holders were required to pay for the applicable series of Notes in euro, and all payments of principal of, the redemption price (if any), the repurchase price upon a Change of Control Repurchase Event (as defined below, if any), and interest and additional amounts (as defined below, if any), on the applicable series of Notes, will be payable in euros, provided, that if on or after the original issue date of the applicable series of Notes, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the applicable series of Notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro with respect to the applicable series of Notes will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion. Any payment in respect of the applicable series of Notes so made in U.S. dollars will not constitute an event of default under the applicable series of Notes or the Indenture. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing. Any references in this summary to payments being made in euros notwithstanding, payments shall be made in U.S. dollars to the extent set forth under this heading “-Issuance in Euro; Payments on the Notes.”

The March 28, 2025 closing euro/U.S. dollar exchange rate was €1.00 = U.S. $1.082, as published by Bloomberg L.P. Holders are subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them.
Listing
The Notes are listed on The New York Stock Exchange. We have no obligation to maintain such listing, and we may delist any series of Notes at any time.
Paying Agent and Registrar
The Bank of New York Mellon, London Branch, acts as paying agent for the Notes. The Bank of New York Mellon Trust Company, N.A. acts as registrar for the Notes. Upon notice to the Trustee, we may change any paying agent or registrar.
Business Day
The term “business day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in the City of New York or London are authorized or required by law, regulation or executive order to close and (2) for any payments to be made under the Indenture, such day shall also be a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments.
Optional Redemption
We may redeem any series of Notes in whole or in part at any time. If the 2026 Notes are redeemed before February 7, 2026, if the 2028 Notes are redeemed before December 25, 2027, if the 2029 Notes are redeemed before December 7, 2028 or if the 2032 Notes are redeemed before November 25, 2031 (in each case other than the 2026 Notes, the date three months prior to the maturity date of the applicable series of Notes, and with respect to the 2026 Notes, the date one month prior to the maturity date of such series of Notes (the “Make Whole Call Date”)), the redemption price will equal the greater of:
•100% of the principal amount being redeemed; and
•The sum calculated by the Company of the present value of the remaining scheduled payments of principal and interest on the applicable series of Notes to be redeemed if such series of Notes matured on the applicable Make Whole Call Date (excluding any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on an annual basis (assuming ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus 15 basis points (with respect to the 2028 Notes), 20 basis points (with respect to the 2032 Notes), 25 basis points (with respect to the 2026 Notes) or 30 basis points (with respect to the 2029 Notes), plus, in each case, accrued and unpaid interest, to, but excluding, the date of redemption.

If the applicable series of Notes are redeemed on or after the applicable Make Whole Call Date, the redemption price for the Notes of such series will equal 100% of the principal amount of the Notes of such series then outstanding to be redeemed. The redemption price for the Notes of such series will include accrued interest on the Notes of such series being redeemed, to, but excluding, the date of redemption.
Installments of interest on the applicable series of Notes being redeemed that are due and payable on interest payment dates falling on or prior to a redemption date shall be payable on the interest payment date to the holders as of the close of business on the relevant regular record date according to the applicable Notes and the Indenture.
Notice of any redemption will be mailed (or delivered by electronic transmission in accordance with the applicable procedures of Euroclear and Clearstream) at least 30 days but not more than 60 days before the redemption date to each holder of the applicable series of Notes to be redeemed.

Unless we default in payment of the redemption price on or after the redemption date, interest will cease to accrue on the applicable series of Notes called for redemption on the date of such redemption.
If less than all of the applicable series of Notes are to be redeemed, the applicable series of Notes to be redeemed shall be selected by the trustee pro rata or by lot, or otherwise in accordance with the applicable procedures of Clearstream and Euroclear.
The Notes of each series are also subject to redemption prior to maturity if certain events occur involving U.S. taxation. If any of these special tax events do occur, the applicable series of Notes will be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to, but excluding, the date of redemption. See “-Redemption for Taxation Reasons.”
Definitions
“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the applicable series of Notes (assuming, for this purpose, that such series of Notes matures on the Make Whole Call Date), or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.
“Comparable Government Bond Rate” means the yield-to-maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.
Payment of Additional Amounts
With respect to each series of Notes, we will, subject to the exceptions and limitations set forth below, pay such additional amounts on the applicable series of Notes as are necessary in order that the net payment by us of the principal of, premium, if any, and interest on the applicable series of Notes to a beneficial owner who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the applicable series of Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:
(1)to any tax, assessment or other governmental charge that is imposed by reason of the holder of a Note (or the beneficial owner for whose benefit such holder holds such Note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:
(a)having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment thereon or the enforcement of any rights under the Indenture or the Notes), including being or having been a citizen or resident of the United States, being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;
(b)being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

(c)being or having been a “10-percent shareholder” of the Company as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), or any successor provision; or
(d)being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;
(2)to any holder that is not the sole beneficial owner of the applicable series of Notes, or a portion of such Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of additional amounts had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;
(3)to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or beneficial owner of the applicable series of Notes to comply, to the extent it is legally able to do so, with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the applicable series of Notes, if compliance is requested with proper notice and required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;
(4)to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;
(5)to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;
(6)to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note of the applicable series of Notes, if such payment can be made without such withholding by presenting such Note (where presentation is required) to at least one other paying agent;
(7)to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any Note of the applicable series of Notes, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;
(8)to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or
(9)in the case of any combination of items (1), (2), (3), (4), (5), (6), (7) and (8).
Each series of Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to such Notes. Except as specifically provided under this heading “-Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.
As used under this heading “-Payment of Additional Amounts” and under the heading “-Redemption for Taxation Reasons”, the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.
Any references in this summary to principal, premium, interest or any other amount payable in respect of the applicable series of Notes shall be deemed to include additional amounts, as the context shall require. If we shall be obligated to pay any additional amounts with respect to any payment under or with respect to the applicable series of Notes, we will deliver to the trustee a certificate of an officer stating that such additional amounts shall be payable and the amounts so payable and setting forth such other information as is necessary to enable the trustee or other paying agent to pay such additional amounts to the holders of such applicable series of Notes on the payment date. We will make copies of such certificate, as well as copies of tax receipts or other documentation evidencing the payment of the associated taxes or other charges, available to the holders or beneficial owners of the applicable series of Notes upon written request.
Redemption for Taxation Reasons
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after February 18, 2020, in the case of the 2028 Notes and the 2032 Notes, or February 23, 2023, in the case of the 2026 Notes and the 2029 Notes, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described herein under the heading “-Payment of Additional Amounts” with respect to any series of Notes and such obligation cannot be avoided by the use of reasonable measures available to us, then we may at any time at our option redeem, in whole, but not in part, the such series of Notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on such series of Notes to, but excluding, the date fixed for redemption.
Repurchase upon Change of Control Repurchase Event
If a Change of Control Repurchase Event (as defined below) occurs with respect to any series of Notes, unless we have exercised our right to redeem all the applicable series of Notes as described above, we will make an offer to each holder of the applicable series of Notes to repurchase all or any part (in integral multiples of €1,000) of that holder’s Notes of such series at a repurchase price in cash equal to 101% of the aggregate principal amount of such Notes repurchased plus any accrued and unpaid interest on such Notes repurchased, to, but excluding, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail (or deliver by electronic transmission in accordance with the applicable procedures of Euroclear and Clearstream) a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase such Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (or delivered by electronic transmission in accordance with the applicable procedures of Euroclear and Clearstream). The notice will, if mailed (or delivered by electronic transmission in accordance with the applicable procedures of Euroclear and Clearstream) prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.
We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the applicable series of Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of such series of Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of such series of Notes by virtue of such conflict.
On the Change of Control Repurchase Event payment date with respect to a series of Notes, we will, to the extent lawful:

•accept for payment all Notes or portions of Notes of the applicable series (in integral multiples of €1,000) properly tendered pursuant to our offer;
•deposit with the paying agent an amount equal to the aggregate repurchase price in respect of all Notes or portions of Notes of the applicable series properly tendered; and
•deliver or cause to be delivered to the trustee the Notes of the applicable series properly accepted, together with an officers’ certificate stating the aggregate principal amount of such Notes being purchased by us.
The trustee will promptly mail (or deliver by electronic transmission in accordance with the applicable procedures of Euroclear and Clearstream) to each holder of the applicable series of Notes properly tendered the repurchase price for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note of the applicable series equal in principal amount to any unpurchased portion of any Notes of the applicable series surrendered; provided, that each new Note of the applicable series will be in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.
We will not be required to make an offer to repurchase the applicable series of Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all Notes of the applicable series properly tendered and not withdrawn under its offer. In addition, the Company will not be required to make an offer to repurchase the Notes of the applicable series upon a Change of Control Repurchase Event if such Notes have been or are called for redemption by the Company prior to it being required to deliver notice of the Change of Control Repurchase Event, and thereafter redeems all such Notes called for redemption in accordance with the terms set forth in such redemption notice. Notwithstanding anything to the contrary contained herein, a revocable offer to repurchase the applicable series of Notes upon a Change of Control Repurchase Event may be made in advance of a Change of Control Repurchase Event, conditioned upon the consummation of the relevant Change of Control Repurchase Event, if a definitive agreement is in place for the applicable Change of Control at the time such offer to repurchase is made.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of this phrase under applicable law. Accordingly, the ability of a holder of an applicable series of Notes to require us to repurchase such holder’s Notes as a result of a sale, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets taken as a whole to another person or group may be uncertain.
Definitions
“Below Investment Grade Rating Event” means, with respect to each series of Notes, that the applicable series of Notes are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of such Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance composed of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).
“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of VF and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than VF or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner (as such term is used in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the then-outstanding number of shares of VF’s Voting Stock; (3) the consummation by VF of a consolidation with, or merger with or into, any person or entity, or the consummation by any person or entity of a consolidation with, or merger with or into, VF, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of VF is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of VF outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or entity immediately after giving effect to such transaction; or (4) the adoption of a plan relating to the liquidation or dissolution of VF.
“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
“Fitch” means Fitch Inc., and its successors or any successor to its rating agency business.
“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.
“Moody’s” means Moody’s Investors Service, Inc. or any successor to its rating agency business.
“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the applicable series of Notes or fails to make a rating of such Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, as the case may be.
“S&P” means S&P Global Ratings, a division of S&P Global Inc. or any successor to its rating agency business.
“Voting Stock” means, with respect to any specified person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.
Modification and Waiver
There are three types of changes that can be made to the Indenture and the Notes of any series:
•Changes requiring holder approval. First, the consent of each affected Note holder is required to:
•change the stated maturity of the principal or interest on a Note;
•reduce any amounts due on a Note;
•reduce the amount of principal payable upon acceleration of the maturity of a Note following a default;
•change the place or currency of payment on a Note;
•impair a holder’s right to sue for payment;

•reduce the percentage of holders of Notes whose consent is needed to modify or amend the Indenture;
•reduce the percentage of holders of Notes whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults; or
•modify any other aspect of the provisions dealing with modification and waiver of the Indenture. (See Section 9.02 of the Base Indenture)
•Changes requiring a majority vote. The second type of change to the Indenture and the Notes requires a vote in favor by holders of Notes owning a majority of the outstanding aggregate principal amount of each series of Notes affected. Most changes fall into this category. A majority vote would also be required for us to obtain a waiver of all or part of the restrictive covenants described below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the Indenture or the Notes listed in the first category described above under “-Changes requiring holder approval” unless we obtain individual holder consent to the waiver. (See Sections 5.13 and 9.02 of the Base Indenture)
•Changes not requiring holder approval. The third type of change does not require any vote by holders of Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the Notes. (See Section 9.01 of the Base Indenture)
Notes of any series will not be considered outstanding, and therefore will not be eligible to vote on any matter, if we have deposited or set aside in trust for holders thereof money for their payment or redemption. Notes will also not be eligible to vote if they have been fully defeased as described under “-Defeasance-Full Defeasance.”
We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding Notes that are entitled to vote or take other action under the Indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding Notes of that series on the record date and must be taken within 180 days following the record date. We may shorten or lengthen (but not beyond 180 days) this period from time to time. (See Section 1.04 of the Base Indenture)
Covenants
In the Indenture, we agree to restrictions that limit our and our Subsidiaries’ (as defined below) ability to create liens or enter into sale and leaseback transactions.
Restrictions on Mortgages and Other Liens
We will not, nor will we permit any Subsidiary to, issue, assume or guarantee any debt secured by a Mortgage (as defined below) upon any Principal Property (as defined below) or on any shares of stock or indebtedness of any Restricted Subsidiary (as defined below) without providing that the Notes (together with, if we so determine, any other indebtedness of or guaranteed by us or such Restricted Subsidiary ranking equally with the notes then existing or thereafter created) will be secured equally and ratably with such debt, except that the foregoing restrictions do not apply to:
(i)Mortgages on property, shares of stock or indebtedness of or guaranteed by any corporation existing at the time such corporation becomes a Restricted Subsidiary;
(ii)Mortgages on property existing at the time of acquisition thereof, or to secure the payment of all or part of the purchase price of such property, or to secure debt incurred or guaranteed for the purpose of financing all or part of the purchase price of such property or construction or improvements thereon, which debt is incurred or guaranteed prior to, at the time of, or within 120 days after the later of such acquisition, completion of such improvements or construction, or commencement of full operation of such property;

(iii)Mortgages securing debt owing by any Restricted Subsidiary to the Company or another Restricted Subsidiary;
(iv)Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with us or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the property of a corporation or firm as an entirety or substantially as an entirety by us or a Restricted Subsidiary;
(v)Mortgages on our property or that of a Restricted Subsidiary in favor of the United States or any state or political subdivision thereof, or in favor of any other country or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages (including, but not limited to, Mortgages incurred in connection with pollution control industrial revenue bond or similar financing);
(vi)Mortgages existing on the date of the Indenture; and
(vii)any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in any of the foregoing clauses.
Notwithstanding the above, we or our Subsidiaries may, without securing the Notes, issue, assume or guarantee secured debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the aggregate amount of debt which would otherwise be subject to the foregoing restrictions then outstanding (not including secured debt permitted under the foregoing exceptions) does not exceed 15% of the shareholders’ equity of the Company and its consolidated Subsidiaries as of the end of the previous fiscal year. (See Section 10.08 of the Base Indenture)
Restrictions on Sale and Leaseback Transactions
Sale and leaseback transactions by us or any Restricted Subsidiary of any Principal Property (whether now owned or hereafter acquired) are prohibited unless:
(i)the Company or such Restricted Subsidiary would be entitled under the Indenture to issue, assume or guarantee debt secured by a Mortgage upon such Principal Property at least equal in amount to the Attributable Debt (as defined below) in respect of such transaction without equally and ratably securing the Notes, provided that such Attributable Debt shall thereupon be deemed to be debt subject to the provisions described above under “-Restrictions on Mortgages and Other Liens,” or
(ii)the Company applies, within 90 days of the effective date of such sale and leaseback transaction, an amount in cash equal to such Attributable Debt to the retirement (other than mandatory retirement or by way of payment at maturity) of non-subordinated debt of the Company or a Restricted Subsidiary which by its terms matures at, or is extendable or renewable at the sole option of the obligor without requiring the consent of the obligee, to a date more than twelve months after the date of the creation of such debt. (See Section 10.09 of the Base Indenture)
The restrictions described above do not apply to:
(i)such transactions involving leases with a term of up to three years,
(ii)leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, or
(iii)leases of any Principal Property entered into within 120 days after the later of the acquisition, completion of construction or commencement of full operation of such Principal Property.

Definitions
“Attributable Debt” means the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of a lessee for net rental payments during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).
“Mortgage” means any mortgage, pledge, lien or other encumbrance.
“Principal Property” means any manufacturing plant or facility located within the United States (other than its territories and possessions) owned by the Company or any Subsidiary, except any such plant or facility which, in the opinion of the board of directors of the Company, is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole.
“Restricted Subsidiary” means a Subsidiary which owns or leases any Principal Property.
“Subsidiary” means any corporation, partnership or other legal entity of which, in the case of a corporation, more than 50% of the outstanding voting stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is directly or indirectly owned or controlled by the Company or by one or more other Subsidiaries or by the Company and one or more other Subsidiaries.
(See Section 1.01 of the Base Indenture)
Mergers and Similar Events
We may not consolidate with or merge into any other person (as defined in Section 1.01 of the Base Indenture) or convey, transfer or lease our properties and assets substantially as an entirety, unless:
(i)the successor person is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia, and expressly assumes our obligations on the Notes and under the Indenture;
(ii)immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing; and
(iii)after giving effect to such transaction, neither we nor the successor person, as the case may be, would have outstanding indebtedness secured by any mortgage or other encumbrance prohibited by the provisions of our restrictive covenant relating to liens or, if so, shall have secured the Notes equally and ratably with (or prior to) any indebtedness secured thereby. (See Section 8.01 of the Base Indenture)
Defeasance
Full Defeasance
If there is a change in U.S. federal income tax law or an Internal Revenue Service ruling, as described below, we can legally release ourselves from any payment or other obligations on the Notes of any series (this is called “full defeasance”) if, among other things:
•we deposit in trust for the benefit of all direct holders of the Notes cash in euros or euro-denominated European Government Obligations (defined below) or a combination thereof that, in the opinion of a nationally recognized firm of independent public accountants, will generate enough cash to make interest, principal and any other payments on the Notes as such payments become due;

•there is a change in U.S. federal income tax law or an Internal Revenue Service ruling that permits us to make the above deposit without causing the beneficial owners of the Notes to be taxed on the Notes any differently than if we did not make the deposit and simply repaid the Notes; and
•we deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.
If we accomplish full defeasance, holders would have to rely solely on the trust deposit for all payments on the Notes. Holders could not look to us for payment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we became bankrupt or insolvent. (See Sections 13.02 and 13.04 of the Base Indenture)
Covenant Defeasance
Under current U.S. federal income tax law, if we make the type of trust deposit described above, we can be released from some of the restrictive covenants in the Indenture. This is called “covenant defeasance.” In that event, holders would lose the benefit of those restrictive covenants but would gain the protection of having cash in euros or euro-denominated European Government Obligations or a combination thereof set aside in trust to repay the Notes of any series. In order to achieve covenant defeasance, we must:
•deposit in trust for the benefit of all direct holders of the Notes cash in euros or euro-denominated European Government Obligations or a combination thereof that, in the opinion of a nationally recognized firm of independent public accountants, will generate enough cash to make interest, principal and any other payments on the Notes as such payments become due; and
•deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing the beneficial owners of the Notes to be taxed on the notes any differently than if we did not make the deposit and simply repaid the notes.
If we accomplish covenant defeasance, the following provisions of the Indenture and the Notes would no longer apply:
•our obligations regarding the conduct of our business described above under “-Covenants,” and any other covenants applicable to the Notes described in this summary;
•the conditions to our engaging in a merger or similar transaction, as described above under “-Covenants-Mergers and Similar Events”; and
•the events of default relating to breaches of covenants, certain events in bankruptcy, insolvency or reorganization, and acceleration of the maturity of other debt, described below under “-Events of Default.”
If we accomplish covenant defeasance, holders can still look to us for repayment of the Notes in the event of a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as our bankruptcy) and the Notes become immediately due and payable, such a shortfall could arise. Depending on the event causing the default, holders may not be able to obtain payment of the shortfall. (See Sections 13.03 and 13.04 of the Base Indenture)
“European Government Obligations” means any security that is (1) a direct obligation of the Federal Republic of Germany or any country that is a member of the European Monetary Union whose long-term debt is rated “A-1” or higher by Moody’s or “A+” or higher by S&P or the equivalent rating category of another internationally recognized rating agency on the date of the Indenture, for the payment of which the full faith and credit of the Federal Republic of Germany or such country, respectively, is pledged or (2) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of the Federal Republic of Germany or any such country the payment of which is unconditionally guaranteed as a full faith and credit obligation by the Federal

Republic of Germany or such country, respectively, which, in either case under the preceding clause (1) or (2), is not callable or redeemable at the option of the issuer thereof.
Events of Default
Holders will have special rights if an event of default occurs and is not cured, as described later in this subsection. The term “event of default” means any of the following:
•we do not pay interest on a Note within 30 days of its due date;
•we do not pay the principal or any premium on a Note on its due date;
•we remain in breach of a restrictive covenant or any other term of the Indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by the trustee or holders of 10% of the outstanding aggregate principal amount of the Notes;
•we default under any other indebtedness having an aggregate principal amount outstanding of $100,000,000 or more in the aggregate, our obligation to repay is accelerated, and this repayment obligation remains accelerated for ten days after we receive a notice of default under the Notes as described in the previous bullet point; or
•we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur. (See Section 3.01 of the Base Indenture)
Remedies if an Event of Default Occurs
If an event of default has occurred and has not been cured, the trustee or the holders of 25% in outstanding aggregate principal amount of the Notes may declare the entire principal amount of all the Notes to be due and immediately payable. This is called a “declaration of acceleration of maturity.” If an event of default occurs because of certain events of bankruptcy, insolvency or reorganization, the principal amount of all outstanding Notes will be automatically accelerated, without any action by the trustee or any holder. A declaration of acceleration of maturity may be canceled by the holders of a majority in aggregate outstanding principal amount of the Notes. (See Section 5.02 of the Base Indenture)
Except in cases of an event of default, where the trustee has some special duties, the trustee is not required to take any action under the Indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (an “indemnity”). If reasonable indemnity is provided, the holders of a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the Indenture. (See Sections 6.03 and 5.12 of the Base Indenture)
Before a holder bypasses the trustee and brings the holder’s own lawsuit or other formal legal action or take other steps to enforce the holder’s rights or protect the holder’s interests relating to the Notes, the following must occur:
•the holder must give the trustee written notice that an event of default has occurred and remains uncured;
•the holders of 25% in aggregate principal amount of all the outstanding Notes must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;
•the holders of a majority in aggregate principal amount of all the outstanding Notes must not have given the trustee any direction inconsistent with that request; and

•the trustee must have not taken action for 60 days after the receipt of the above notice and offer of indemnity. (See Section 5.07 of the Base Indenture)
A holder is, however, entitled at any time to bring a lawsuit for the payment of amounts due on the holder’s Notes on or after the relevant due date. (See Section 5.08 of the Base Indenture)
The trustee, within 90 days after the occurrence of a default (meaning the events specified above without grace periods) with respect to the Notes, will give to the holders of the Notes notice of all uncured defaults known to it, provided that, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, on any Note, or in the deposit of any sinking fund payment with respect to any Notes, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the Notes. (See Section 6.02 of the Base Indenture)
We furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture and the Notes, or specifying the nature of any default. We will also notify the trustee if we become aware of the occurrence of any default and the steps to cure such default. (See Section 10.04 of the Base Indenture)
Book-Entry System; Delivery and Form; Global Note
The Notes of each series were issued in the form of one or more fully registered global notes deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. Except under the circumstance described below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees. A holder may hold the holder’s interests in the global notes in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream and Euroclear hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the Notes and all transfers relating to the Notes are reflected in the book-entry records of Clearstream and Euroclear.
Any secondary market trading of book-entry interests in the Notes takes place through Clearstream and Euroclear participants and settles in same-day funds. Owners of book-entry interests in the Notes receive payments relating to their Notes in euro, except as described in this summary under “-Issuance in Euro; Payments on the Notes.”
Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the Notes to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.
The policies of Clearstream and Euroclear govern payments, transfers, exchanges and other matters relating to a holder’s interest in the Notes held by the holder. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.
Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. Holders should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.
Except as provided below, owners of beneficial interests in the Notes are not entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders of the Notes under the Indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the Indenture. Accordingly, each person owning a beneficial interest in a Note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.
We have been advised by Clearstream and Euroclear, respectively, as follows:
Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.
Distributions with respect to Notes held beneficially through Clearstream are credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.
Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:
•transfers of securities and cash within Euroclear;
•withdrawal of securities and cash from Euroclear; and
•receipt of payments with respect to securities in Euroclear.
All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants. Distributions with respect to interests in the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions.
The information in this section concerning Clearstream and Euroclear’s respective book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Clearance and Settlement Procedures. We understand that investors that hold their Notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.
We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.
Holders should be aware that holders will only be able to make and receive deliveries, payments and other communications involving the Notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the Notes, or to make or receive a payment or delivery of the Notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.
Clearstream or Euroclear will credit payments to the cash accounts of Clearstream Participants or Euroclear Participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the Indenture on behalf of a Clearstream Participant or Euroclear Participant only in accordance with its relevant rules and procedures.
Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.
Certificated Notes
If,
•Clearstream or Euroclear is no longer willing or able to discharge its responsibilities properly, and neither the trustee nor we have approved a qualified successor within 90 days; or
•upon the request of a holder upon the occurrence and continuance of an event of default with respect to the Notes entitling the holders to accelerate the maturity thereof, we will issue Notes in definitive form in authorized denominations in exchange for, all or part, as the case may be, the registered global note that had been held by the depositary. Any Notes issued in definitive form in exchange for a registered global note will be registered in the name or names that the depositary gives to the trustee or relevant agent of ours or the trustee. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global note that had been held by the depositary. In addition, we may at any time determine in our discretion that the Notes shall no longer be represented by a global note, in which case we will issue Notes in definitive form in exchange for such global note pursuant to the procedure described above.
Regarding the Trustee
The trustee’s current address is The Bank of New York Mellon Trust Company, N.A., 4655 Salisbury Road, Jacksonville, Florida 32256.
The Indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. (See Section 6.01 of the Base Indenture)
The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of the company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the Company or any affiliate. If it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign. (See Sections 6.08 and 6.13 of the Base Indenture)